  Exhibit 99.2

TPT Global Tech's Signs Distribution Agreement with All Star Health Brands for Sales & Marketing of QuikLAB Rapid Covid-19 Testing Labs

SAN DIEGO, CA / ACCESSWIRE / August 25, 2020 / TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCQB:TPTW) announced today that it has entered into a non exclusive distribution sales and marketing agreement with Allstar Health Brands Inc. a Miami based pharmaceutical and nutritional supplements company.

"It is very exciting to have AllStar Health join our distribution channel to expand our sales and marketing reach for our TPT MedTech products and services.," says Stephen Thomas CEO of TPT Global Tech.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cellphone services, Mobile phones Cellphone Accessories and Global Roaming Cellphones.

TPT has created a new division, TPT MedTech, which will seek to implement health based solutions which seek to integrate our telecommunications technologies.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.